EXHIBIT 6.5


                             World Diagnostics, Inc.
                75271 NW 60 AVENUE SUITE 201 MIAMI LAKES FL 33014
         TELEPHONE NUMBER: (305) 827-3304   FAX NUMBER: (305) 827-3305

                               LETTER OF AGREEMENT

This agreement is made as of he 4th day of February, 1999 by and between Garo Lab (Representative) and World Diagnostics. Inc. Company.

1. APPOINTMENT: Subject to the terms set forth in this agreement, World Diagnostics, Inc. appoints Garo Lab as it's exclusive Representative /Agent/Distributor/Wholesaler for its products. The representatie shall have the right to market, promote and sell World Diagnostics, Inc. products in the territories hereinafter defined as independent contractor for World Diagnostics, Inc.

2.   AREAS OF DISTRIBUTION: Hungary

3 DUTIES OF REPRESENTATIVE: Shall make best efforts in market, promote, distribute, sell demonstrate proper use of products, supply appropriate customer support at customers place of business, comply with all local or regional laws, rules and regulations of each country, maintain best efforts of ongoing contact with all customers for the purpose of communicating products and marketing information, maintain goodwill of World Diagnostics, Inc. and shall conduct business in consistent manner with policies and indemnify World Diagnostics, Inc. to any misrepresentations, obligations or liabilities for its officers, directors, shareholders or employees.

4. MARKETING PROMOTIONS AND SAMPLING PROGRAMS. Programs will be mutually defined between World Diagnostics, Inc. (WDI) and Garo Lab on an annual basis. WDI commits to work in support with Garo Lab in the areas of sampling. Trade shows, Symposiums and cooperative advertising. It is agreed that WDI will assist and promote Garo Lab sales by contributing up to 50% of an annual budget (WDI's share not to exceed $2,500.00 US) which would constitute WDI's commitment to marketing through Symposiums. Garo Lab agrees to provide plans and agendas 90 days in advance of commencement. WDI reserves the right to review and be informed of all programs before WDI accepts it's cost share of any program. Further, WDI agrees to provide samples at a 50% rate at the highest distributor price level, up to $150.00 for any individual product in year one. That the total commitment of sample credits will not exceed $2,500.00 US in the first year. In order for WDI to assess the effectiveness of any sampling program, WDI requests quarterly fol1ow up reports from Garo Lab. in a spread sheet format indicating accounts sampled, forcast sales, response of client and current disposition of prospective sale. All information provided remains the property of Garo Lab and WDI represents that should the relationship between WDI and Garo Lab end, WDI will not solicit any business directly from these clients for a period of one year.

5. PRICING/PAYMENT OF TERMS: The price of products shall be set as per World Diagnostics, Inc. In Appendix A, to be completed and agreed upon by July 31, 1999 upon product and volume list provided by Garo Lab. Prices are subject to change within thirty days written notice to the representative. The representative will bill customers directly and be invoiced directly by World Diagnostics, Inc. and the reprresentative will deliver directly to customer. Terms to Gara Lab will be 30 days net paid by either Letter of Credit or directly wire transfer of Funds to World Diagnostics, Inc. bank account. All products shipped directly to Garo Lab shall be F.O.B. World Diagnostics, Inc., Miami Lakes, Florida.

6. DEFECTIVE PRODUCTS/RETURNS. If any products are damaged, adultered or misbranded the representative sha11 promptly notify World Diagnostics, Inc. within fifteen (15) on receipt of material and these shall be replaced at no charge subject to World Diagnostics, Inc.'s verification. World

                             World Diagnostics, Inc.
                75271 NW 60 AVENUE SUITE 201 MIAMI LAKES FL 33014
         TELEPHONE NUMBER: (305) 827-3304   FAX NUMBER: (305) 827-3305

     Diagnostics, Inc. warrants that all products are safe and effective as describe by product literature or other product information provided by World Diagnostics, Inc. If the representative fails to notify World Diagnostics, Inc. of damaged goods within 15 days, then products will have been deemed acceptable by the representative.

7 CONFIDENTIAL INFORMATION: World Diagnostics, Inc. reserves the right to terminate this agreement should the representative be in violation of the disclosure of any confidential information which World Diagnostics, Inc. wishes to be kept confidential or determines the dissemination of such information to be injurious to their success ant profitability as a Corporation.

8. COVENANTS NOT TO COMPETE: The representative shall not while maintaining an agreement to sell, manufacture or distribute any products substantially equivalent to any products currenctly available as of this agreement which World Diagnostics, Inc. has been manufacturing and distributing with Garo Lab.

9 TERM/TERMINATION: The terms of this agreement shall continue for one (1) year from the date of its signing Either party reserves the right to terminate this agreement at the end of one (1) year terms. All records of the representative relating to customers actively involved in purchasing World Diagnostics, Inc. products as well as all records, literature, supplies and samples are to be provided to World Diagnostics, Inc., Inc. Should this agreement be terminated.

10. INDEMNIFICATION: Garo Lab will hold World Diagnostics, Inc. harmless from and against any and al1 liabilities or claims incurred by themselves in their operations as a representative for World Diagnostics, Inc.'s Products World Diagnostics, Inc. shall likewise indemnify and hold harmless the representative should any claims, liabilities or judgments arise fron their own manufacturing, marketing or other liabilities arising from their ongoing operations.

11. MAINTENANCE OF INVENTORY: Representative shall maintain sufficient inventory to satisfy customer demand on a qqarterly basis. Inventory volumes to be stipulated in Appendix A. Appendix A can be suitable amended if required for some reasons, if both parties agree mutually.

12. COMMUNICATION: All communicaations shall be in writing and shall be considered delivered if posted by US mail return receipt requested as follows or is sent by facsimile.

IF TO DISTRIBUTOR:                     Garo Lab
                                       1222 Budapest
                                       Mezo u. 50

IF TO WORLD DIAGNOSTICS, INC.:         World Diagnostics, Inc.
                                       15271 NW 60th Avenue
                                       Suite 201
                                       Miami Lakes, FL 33014
                                       Attention: Ken Peters

By:                                    By: /s/ Ken Peters
   ---------------------                   -------------------------
Trudi  Borbiro                         Ken Peters
President                              President, CEO
Garo Lab                               World Diagnostics, Inc.

[GRAPHIC OMITTED]

                             World Diagnostics, Inc.
                75271 NW 60 AVENUE SUITE 201 MIAMI LAKES FL 33014
         TELEPHONE NUMBER: (305) 827-3304   FAX NUMBER: (305) 827-3305

                                     APPENDIX A

                         MINIMUM QUANTITY SALES VOLUMES
                         ------------------------------
        First Year                                    $20,000.00 US
        Second Year                                   $200,000.00 US
        Third Year                                    $200,000.00 US
        Fourth Year and successive years therefore    $200,000.00 US


                          MINIMUM INVENTORY QUANTITIES
                          ----------------------------

                           TO BE DETERMINED BY JULY 31, 1999.

                                 ORDERING
    PRODUCT                     QUANTITIES             PRICE
    --------------------------------------------------------
    See Attached Appendix Supplement


-------------------------------------------------------------------------------
        Terms:       30 days net. Letter of Credit or Wire Transfer
        Delivery:    3 weeks from order confirmation on standard products
        Freight:     F.O.B. Miami, Florida, USA


        /s/ Kent Peters
        President and CEO
        World Diagnostics, Inc.

        Above signature is acknowledged, subscribed and sworn to before me on February 1, 1999.


        /s/ Claudie Marie Riefkohl  Notary Public, County of DADE,
        Claudie Marie Riefkohl      State of FLORIDA.
        My commissino expires: May 10th, 2002.

        [SEAL]
        CLAUDIE M. RIEFKOHL
        COMMISSION # CC 741343
        EXPIRES MAY 10, 2002
           BONDED THRU
        ATLANTIC BONDING CO., INC.